Exhibit 3.12

ARTICLES OF INCORPORATION

OF

NXP SEMICONDUCTORS TAIWAN LTD

Section I -              General Provisions

Article 1 -               The Corporation shall be incorporated as a company limited by shares under the Company Law of the Republic of China, and its name shall be NXP Semiconductors Taiwan Ltd.

Article 2 -               The scope of business engaged in by the Corporation shall be:

1.     Processing, assembly, manufacture and sale of various kinds of electronic products, unfinished products and related accessories, parts and components thereof;

2.     Processing, assembly, manufacture and sale of machinery equipment, instruments and their related accessories, parts and components of the above-mentioned products;

3.     Purchasing the originally approved products and products of parent company, their raw materials, components, parts and unfinished products from the domestic and the overseas, after inspection, for patent or the affiliates abroad;

4.     Providing the technical services for integrated circuit design and manufacture;

5.     Providing commercial and industrial consulting and technical services to commercial and industrial enterprises.

6.     Engaging in the general importing and exporting as well as local trading business (excluding dealing with special permitted business);

7.     Providing environmental inspection services;

8.     Engaging in any other business connected with or related to the foregoing business.

9.     In addition to the permitted business, to engage in any other business which is not prohibited or restricted by any regulation.

Article 2-1              The Corporation may act as a guarantor according to a resolution  adopted by the Board of Directors whenever the Corporation deems it necessary to carry out its activity.

Article 3 -               The Corporation shall have its head office at Kaohsung, Republic of China and may set up branch offices at various locations within and without the territory of the Republic of China wherever the Corporation may deem it necessary or advisable to carry out its activities.

Article 4 -               Public announcement of the Corporation shall be made by means of publication at a conspicuous place in one or more daily newspapers circulating in the Taiwan.

Section II -             Capital Stock

Article 5 -               The total capital stock of the Corporation shall be in the amount of Five Billion Three Hundred Thirty Million Seven Thousand New Taiwan Dollars, divided into Five Million Three Hundred Thirty Thousand Seven shares, at One Thousand New Taiwan Dollars each.

Article  5-1             The Corporation is not suject to the restriction  stipulated in Article 13 of the Company Law of  the Republic of China, that the total amount of its reinvestment in other companies shall not exceed forty(40) per cent of the amount of its paid-in capital. The Corporation’s practice in relation to the reinvestment shall be made according toresolution adopted at the meeting of the Board of Directors.

Article 6 -               After registration of this Corporation, the stock certificates of the Corporation serially numbered and bearing the signatures and seals of at least three Directors and the items provided for under Article 162 of the Chinese Company Law shall be duly attested according to the Chinese Company Law and issued.

Article 7 -               The stock certificates of the Corporation shall all be name-bearing Stock certificates and shall bear the true full names of the respective stockholders. In case corporate names, tong name, artificial or aliases are used, the true full names and places of residence of the respective stockholders and/or their representatives shall be entered in the Stockholders’ Register of the Corporation. In the case of joint ownership by two or more stockholders, one of the stockholders shall be designated as their representative.

Article 8 -               Deleted.

Article 9 -               Deleted.

Article 10 -             Deleted.

Article 11 -             Deleted.

Article 12 -             Registration for transfer of stock shall be suspended one month before the assembling of any regular meeting of stockholders or fifteen days before the assembling of any special meeting of stockholders or within five days before the day on which interest, dividend, or any other benefit is scheduled to be paid by the Corporation.

Section III -           Stockholders’ Meetings

Article 13 -            Stockholders’ meetings of the Corporation are of two kinds: (1) Regular Meetings and (2) Special Meetings. Regular Meetings shall be convened by the Board of Directors within six months after the close of the fiscal year. Special Meetings shall be convened by the Board of Directors whenever important events occur, or upon the written request of two or more Directors, or of stockholders who have been holding three percent or more of the total outstanding capital stock continuously for more than one year.

When Directors or Supervisor cannot convene a meeting of stockholders according to the provisions of this article because of assignment of shares or for other reasons, stockholders who have more than three percent of the total number of issued shares may apply to the local authority for permission to convene the meeting themselves.

A meeting of stockholders may also be convened by the Supervisor when deemed necessary by him.

Regular and special meetings or stockholders may be held within or without the territory of the Republic of China.

Article 14 -             Written notices shall be sent to all stockholders at their places of residence as last registered with the Corporation for the convening of stockholders’ meetings, twenty days in advance in the case of regular meetings and ten days in advance in the case of special meetings. The purposes for convening such meetings shall be given in the written notices.

Article 15 -             A stockholders’ meeting may proceed on its conference if attended by stockholders representing more than one half of the total outstanding capital stock of the Corporation. Resolutions shall be made at the meeting with the concurrence of a majority of the votes held by stockholders present at the meeting. However, resolutions provided for in Articles 185, 209, 240, 241, 277 and 316 of the Chinese Company Law shall be made respectively in accordance with these Articles.

Article 16 -             Deleted.

Article 17 -             A stockholder shall be entitled to one vote for each share of stock held by him provided, however, that any stockholder holding more than three per cent of  the total outstanding capital stock shall have his voting rights on the shares exceeding 3 per cent of the total outstanding capital stock discounted at one percent i.e. 99 voting rights for every 100 shares.

Article 18 -             In case a stockholder is unable to attend a meeting, he may appoint a representative to attend and to exercise all rights at the meeting for him in accordance with Article 177 of the Chinese Company Law. A representative need not be a stockholder of the Corporation.

Article 19 -             The stockholders’ meeting shall be presided over by the Chairman of The Board of Directors of the Corporation. In case of his absence, one of the Directors shall preside in his place according to Article 208 of the Chinese Company Law.

Article 20 -             The resolutions of the stockholders’ meeting shall be recorded in the minutes, and such minutes shall be signed by the Chairman of the Board of Directors or the Chairman of meeting. Such minutes together with the attendance lists and powers of attorney, shall be filed with the Board of Directors to be kept in the Corporation.

Article 20-1-          If the Corporation is organized by a single juristic person shareholder, the functional duties and power of the shareholders’ meeting of the Corporation shall be exercised by its board of directors, to which the provisions governing the shareholders’ meeting as set out in this Article shall not apply.

Section IV -           Directors and Supervisor

Article 21 -             The Corporation shall have three to five Directors and one Supervisor.

Article 22 -             The term of office for both Directors and Supervisor shall be three years. both Directors and Supervisor shall be eligible for re-election.

Article 22-1-          If the Corporation is organized by a single juristic person shareholder, the directors and supervisors of the Corporation shall be appointed by such juristic person shareholder, and may be replaced as new ones appointed by such juristic person shareholder so as to fulfill the unexposed term of office of the predecessor.

Article 23 -             The functions of the Board of Directors shall be:

1)       Framing the Business Policy;

2)       Validating major regulations and contracts;

3)       Employing and discharging executive officers;

4)       Setting up and winding up branches;

5)       Validating budgets and financial reports;

6)       Deciding on the mortgage, sale or otherwise disposing of any real property of the Corporation;

7)       Deciding on the opening of banks accounts and the borrowing of money;

8)       Submitting proposals to the stockholders’ meeting on resolutions affecting amendments of the Articles of Incorporation, alterations in the amount of authorized capital stock, and dissolution or amalgamation of the Corporation;

9)       Submitting proposals to the stockholders’ meeting on resolutions concerning the appropriation of the net profits or covering of losses of the Corporation; and

10)     Determining other matters of importance.

Article 24 -             The Directors shall elect from among themselves a Chairman of the Board of Directors.

Article 25 -             The Chairman of the Board of Directors shall be authorized to Represent the Corporation. In addition, the Chairman of the Board of Directors shall take full and complete charge of all important affairs of the Corporation, his authority being subject only to laws, ordinances, the Articles of incorporation, the resolutions of the stockholders’ meetings and the resolutions of the Board of Directors.

Article 26 -             Except that the first Board meeting of every term of the newly elected Board of Directors shall be convened by the Directors who shall have received the largest number of votes, a meeting of the Board of Directors shall be convened by the Chairman of the Board of Directors and may be held at any time upon written notice of the convenor mailed or cabled to all the other Directors at least seven days prior to the date of the meeting, specifying the date and place of the meeting and the agenda of the meeting. Such prescribed notice may be waived by any Director or Directors in writing either before or after the meeting. The meetings of the Board of Directors may be convened at any time without such prescribed notice in case of urgent circumstances. The meetings of Board of Directors may be held within or without the territory of the Republic of China. In case a meeting of the board of directors is proceeded via visual communication network, then the directors taking part in such a visual communication meeting shall be deemed to have attended the meeting in person.

Article 27 -             The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors. In case of his absence, one of the Directors shall preside in his place according to Article 208 of the Chinese Company Law.

Article 28 -             Except otherwise provided in the Chinese Company Law, a meeting of the Board of Directors may proceed on its conference, if attended by a majority of Directors. Resolutions shall be made at the meeting with the concurrence of a majority of the Directors present at the meeting.

Article 29 -             A Director may by written authorization appoint another Director to attend a meeting of the Board of Directors on his behalf and to vote for him on all matters presented at such meeting but no Director may act as proxy for more than one other Directors.

Article 30 -             The Directors shall exercise their functions by resolutions adopted at a meeting of the Board of Directors.

Article 31 -             The functions of the Supervisor shall be:

1)       Reviewing the financial conditions of the Corporation;

2)       Examining the accounts and documents;

3)       Other functions legally empowered by law or ordinance.

Article 32 -             The Supervisor, in addition to executing his own duties according to law, may attend meeting of the Board of Directors and voice opinions but shall not be entitled to participate in voting.

Article 33 -             The Board of Directors shall have a Secretary who shall handle and keep for the Board as well as for the Corporation all the important documents, contracts and stock certificates.

Section V -             Personnel

Article 34 -             Appointment and discharge and the remuneration of the managerial personnel shall be decided by a resolution to be adopted by a majority vote of the directors at a meeting of the board of directors attended by at least a majority of the entire directors of the corporation.  A managerial personnel shall be empowered to manage the operation of the company and to sign relevant business documents for the company, subject to the scope of his/her duties and power as specified in his/her employment contract. However, a managerial personnel shall not make any change or alteration in any resolution adopted by the shareholders’ meeting or the board of directors, or go beyond the scope of his/her duties and power when exercising his/her functional duties.

Article 35 -             The General Manager, if any, and Manager or Managers, if any, shall perform such duties as are designated by the Board of Directors or, in the absence of such designation, by the Chairman of the Board of Directors.

Article 36 -             The Chairman of the Board of Directors, with the consent of the Board of Directors, may appoint such other officers of the Corporation, and prescribe their duties, as he shall deem desirable.

Section VI -           Financial Reports

Article 37 -             The fiscal year for the Corporation shall be from January 1 of each year to December 31 of the same year. After the close of each fiscal year, the following reports shall be prepared by the Board of Directors, and shall, after being audited by the Supervisor of the Corporation, be submitted by the Board of Directors to the regular stockholders’ meeting for acceptance:

1)       Report on Operations;

2)       Balance Sheet;

3)       Inventory of Properties;

4)       Profit and Loss Statement;

5)       Statement of Change in Shareholders’ Equity;

6)       Statement of Cash Flows;

7)       Statement of Retained Earnings.

Article 38 -             When allocating the net profits for each fiscal year, the Corporation shall first set aside a legal reserve at 10% of the net profit, unless the accumulated legal reserve has equalled the total capital of the Corporation; and then set aside 0.1% of the balance as bonus issued to employees of the Corporation. Any balance left over shall then be allocated according to the resolution of the meeting of stockholders.

Section VII -          Supplementary Provisions

Article 39 -             No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the Directors of this Corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any Director or Directors individually or jointly, may be a party or parties to or may be interested in any contract or transaction of this Corporation or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any person or persons, firms or corporations, shall be affected or invalidated by the fact that Director or Directors of this Corporation is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firms or corporation, and each and every person who may become a Director of this corporation is hereby relieved from any liability that might otherwise exist, from contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in any wise interested.

Article 40 -             Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator, or intestate, is or was a Director, officer or employee of this Corporation or of any corporation which he serves as such at the request of this Corporation shall be indemnified by this Corporation against reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Director, officer or employee is liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive of any other rights to which such Director, officer or employee may be entitled apart from statute.

Article 41 -             The internal organization of the Corporation and the detailed Procedures of business operation shall be determined by the Board of Directors.

Article 42 -             In regard to all matters not provided for in these Articles of Incorporation, the Chinese Company Law shall govern.

Article 43 -             These Articles of Incorporation were originally adopted on November 30, 1966; subsequently amended on January 27, 1968; August 2, 1969; May 9, 1970; May 8, 1972; May 25, 1972; May 8, 1974; June 24, 1974; December 31, 1975; March 17, 1976; June 24, 1977; December 21, 1979; December 9, 1980; June 4, 1981; September 10, 1981; June 14, 1982; July 30, 1982; September 6, 1983; September 20, 1984; December 16, 1985; February 28, 1986; November 6, 1987; July 6, 1989; November 7, 1989; April 4, 1990; January 16, 1991; June 28, 1991; February 28, 1994; July 20, 1995; June 27, 1996; October 4, 1996; October 22, 1996; August 20, 1997; November 10, 1997; October 12, 1998; July 15, 1999; November 1, 2001; March 18, 2002; December 2, 2002; December 4, 2003; December 1, 2004; July 13, 2006; November 27, 2006.